EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports Fourth Quarter and 2005 Results

Fourth Quarter Net Income is $0.09 Per Share Versus A Loss of $0.01 Per Share

    CONCORD, NEW HAMPSHIRE, March 1, 2006 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) today announced financial results for the three months and twelve months ended December 31, 2005, highlighted by higher revenue and net income for the fourth quarter of 2005 versus the same period of the prior year.

    "2005 was a transition year for Rock of Ages as we took the steps necessary to deliver consistent growth and profitability in our Retail group. We began to see some of the benefits of this effort in the fourth quarter, and we remain optimistic that the steps we have implemented will support a sustained increase in retail revenue and profit in the future," said Chairman and Chief Executive Officer Kurt Swenson.

"Our Manufacturing segment turned in another solid performance. This is an encouraging sign, as is the continued recovery in our Quarry segment, which was affected by a decline in shipments to China in 2005. With the improved performance we anticipate in every segment this year, we expect Rock of Ages to be profitable in 2006," Swenson added.

Fourth Quarter Results

    For the three months ended December 31, 2005, revenue increased to $23,745,000 from $22,942,000 for the fourth quarter of 2004. Reflecting the continued recovery of shipments to customers in China, Quarry revenue was $7,820,000 for the fourth quarter of 2005 compared to $7,889,000 for the fourth quarter of 2004. Manufacturing revenue rose to $5,920,000 from $4,982,000, as the Company continued to focus on sales of mausoleums and higher-end memorials. Retail revenue was roughly flat at $10,005,000 versus $10,071,000 for the prior year.

    "The changes in our Retail group during 2005 are particularly significant. We closed or sold ten underperforming stores, reduced headcount, launched our new outreach and branding programs, and implemented other operational enhancements which we estimate will reduce selling, general and administrative expenses at the retail store level by approximately $3.5 million annually, and reduce expenses at the retail overhead level by an additional $1.5 million annually. We believe that we now have positioned our Retail group to come very close to delivering our store level target of 15% EBIT margin in 2006," Swenson said.

    Gross profit in the Quarry segment declined to 37.0% from 43.3% for the fourth quarter of 2005, primarily due to a mechanical failure of a derrick in the company's Barre quarries that caused a $500,000 reduction in block production compared to the prior year. Gross profit in Manufacturing increased to 27.6% from 22.8%, reflecting the improved sales mix. Gross profit in Retail declined to 49.8% from 57.3%. "In the total overhaul of our Retail operation in 2005, we made certain assumptions in our pricing model that proved to be incorrect and led to the reduced gross margin for the year. We have adjusted our pricing model to reflect our actual experience, and introduced a new price schedule effective on all sales after January 9, 2006. As a result, we expect gross margin to improve in 2006," Swenson explained.

    Selling, general and administrative expenses declined 10.4%, to $7,743,000 for the fourth quarter of 2005 compared to $8,643,000 for the fourth quarter of 2004. Retail SG&A declined 13.0% to $5,538,000. "Retail SG&A in the fourth quarter of 2005 included severance and other costs in connection with the store closures during the period. Retail SG&A is expected to average approximately $5,000,000 or less per quarter beginning in 2006," Swenson said.

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Rock of Ages Reports Fourth Quarter and 2005 Results
March 1, 2006
Page Two

    Unallocated corporate overhead declined to $937,000 for the fourth quarter of 2005 from $1,129,000 for the fourth quarter of 2004. This was due to a number of one-time items. Swenson said that the company expects unallocated corporate overhead to average approximately $1,350,000 per quarter in 2006.

    Rock of Ages recorded a gain of $350,000 on the previously announced sale of the Company's shares in FFS Holdings, Inc. ("FFS"), the parent company of Forethought Financial Services, Inc., a provider of pre-need insurance currently marketed through funeral homes and cemeteries, to the existing stockholders of FFS for an aggregate price of $3.85 million.

    Net income for the fourth quarter of 2005 was $672,000, or $0.09 per diluted share. This compares to a net loss for the fourth quarter of 2004 of $77,000, or $0.01 per share.

2005 Results

    For the twelve months ended December 31, 2005, revenue was $84,086,000. This compares to revenue of $86,594,000 for 2004. The net loss for 2005 was $16,143,000, or $2.18 per share. This compares to a net loss for 2004 of $3,221,000, or $0.44 per share. Results for 2005 included a charge to tax expense of $9,194,000 to fully reserve for the Company's entire net U.S. deferred tax asset. Results for 2004 included pre-tax settlement costs for the Eurimex litigation of $6,500,000.

    At December 31, 2005, cash and cash equivalents were $2,824,000, and stockholders' equity was $41,476,000, or $5.61 per outstanding share.

    As previously disclosed, the Company may not pay dividends without the prior consent of its lenders. The Company's Board of Directors did not consider a dividend for the first quarter of 2006 at its recent regularly scheduled quarterly meeting in February and is not expected to do so until the Company returns to levels of profitability and cash flow sufficient to support the payment of dividends.

Conference Call

    Rock of Ages has scheduled a conference call at 11:00 a.m. EST. A live webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A replay will be available after 1:00 p.m. EST at this same Internet addresses, or at (800) 633-8284, reservation #21282112.

About Rock of Ages

    Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores, maintaining our relationships with independent retailers, and forming and maintaining relationships with other death care professionals; changes in demand for the Company's product; product mix; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended October 1, 2005. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2005	2004	2005	2004

Net revenue:
Quarrying	$7,820	$7,889	$24,023	$29,927
Manufacturing	5,920	4,982	23,423	20,865
Retailing	10,005	10,071	36,640	35,802

Total net revenue	23,745	22,942;	84,086	86,594

Gross profit:
Quarrying	2,890	3,415	5,995	12,327
Manufacturing	1,633	1,137	6,770	5,572
Retailing	4,983	5,770	19,099	20,354

Total gross profit	9,506	10,322	31,864	38,253

Selling, general and administrative expenses
Quarrying	802	985	3,505	3,556
Manufacturing	1,403	1,290	5,191	4,002
Retailing	5,538	6,368	24,986	21,828

Total SG&A expenses	7,743	8,643	33,682	29,386

Divisional operating income (loss)
Quarrying	2,088	2,430	2,490	8,771
Manufacturing	230	(153)	1,579	1,570
Retailing	(555)	(598)	(5,887)	(1,474)

Divisional operating income (loss)	1,763	1,679	(1,818)	8,867

Unallocated corporate overhead	937	1,129	5,090	5,087
Gain on sale of investments	(350)	—	(350)	—
Impairment of note receivable	—	400	—	400
Legal settlement and costs	—	—	—	6,500
Foreign exchange losses	50	36	50	68

Income (loss) from continuing operations before interest and taxes	1,126	114	(6,608)	(3,188)

Interest expense	651	367	1,924	822

Income (loss) from continuing operations before taxes	475	(253)	(8,532)	(4,010)
Income tax expense (benefit)	(199)	(179)	7,611	(854)

Income (loss) from continuing operations	674	(74)	(16,143)	(3,156)

Discontinued operations, net of income taxes	—	(3)	—	(65)

Net Income (loss)	$674	$(77)	$(16,143)	$(3,221)

Per share information:
Net income (loss) per share - basic
Income (loss) from continuing operations	$0.09	$(0.01)	$(2.18)	$(0.43)
Discontinued operations	0.00	0.00	0.00	(0.01)

Net income (loss) per share - basic	$0.09	$(0.01)	$(2.18)	$(0.44)

Net income (loss) per share - diluted
Income (loss) from continuing operations	$0.09	$(0.01)	$(2.18)	$(0.43)
Discontinued operations	0.00	0.00	0.00	(0.01)

Net income (loss) per share - diluted	$0.09	$(0.01)	$(2.18)	$(0.44)

Weighted average number of common shares outstanding
Basic	7,399	7,395	7,399	7,318
Diluted	7,399	7,395	7,399	7,318

ROCK OF AGES CORPORATION
COMPARATIVE BALANCE SHEET
(US $ IN THOUSANDS)(Unaudited)

	December 31,
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents	$2,824	$4,298
Trade receivables, net	14,720	15,017
Inventories	24,478	23,858
Deferred tax assets	—	708
Other current assets	3,469	4,274

Total Current Assets	45,491	48,155

Property, plant and equipment, net	49,634	46,130
C.S.V. Life Insurance	731	743
Goodwill	387	163
Other Intangibles	599	388
Deferred Tax Assets - Long Term	—	6,740
Intangible Pension Asset	574	739
Long-term Investments	728	4,112
Other	468	888

Total Assets	$98,612	$108,058

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Borrowings under line of credit	$10,499	$7,287
Current installments of long-term debt	662	35
Current installments of deferred compensation	469	372
Accounts payable	2,006	2,433
Accrued expenses	3,442	3,716
Customer deposits	7,059	8,173

Total Current Liabilities	24,137	22,016

Long-term debt, excluding current installments	21,445	16,289
Deferred compensation	6,070	6,620
Accrued pension cost	3,550	1,993
Deferred tax liability	70	30
Other	1,864	924

Total Liabilities	57,136	47,872

Stockholders' Equity
Preferred stock - $.01 par value; 2,500,000
shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, $.01 par value; 30,000,000 shares
authorized, 4,660,800 and 4,694,800 shares issued and
outstanding as of December 31, 2005 and 2004, respectively	47	47
Common stock - Class B, $.01 par value; 15,000,000 shares
authorized, 2,738,596 and 2,700,596 shares issued and
outstanding as of December 31, 2005 and 2004, respectively	27	27
Additional paid-in capital	65,551	66,267
Accumulated Deficit	(21,431)	(5,288)
Accumulated other comprehensive loss	(2,718)	(867)

Total stockholders' equity	41,476	60,186

Total liabilities and stockholders' equity	$98,612	$108,058